Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-203591 and 333-225501) on Form S-8 and (No. 333-237139) on Form S-3 of our reports dated February 28, 2023, with respect to the consolidated financial statements and financial statement schedules I to III, of Uniti Group Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Dallas, Texas
February 28, 2023